Exhibit 99.1

NEWS

NEWS

NEWS

Corporate Communications One Salem Lake Drive Long Grove, IL 60047

Contact:	Charles A. Nekvasil Director, Public and Investor Relations 847-307-2515 – CNekvasil@cfindustries.com

CF Industries Holdings, Inc. Reports Fourth Quarter

Net Loss of $12.8 Million

High Natural Gas Prices Drove Higher Production Costs and Reduced Demand for
Fertilizer Products; Reduced Natural Gas Prices May Benefit Company in 2006

Fourth Quarter and 2005 Highlights

•                  Fourth quarter net sales decreased 3 percent to $463.0 million, compared to 2004 fourth quarter.  Volume declined 16 percent versus year ago quarter.

•                  Quarter’s gross margin declined significantly from 2004’s fourth quarter, reflecting hurricane-related high natural gas costs and losses on derivatives associated with discontinuance of hedge accounting.

•                  Calendar year 2005 net sales increased 16 percent to $1.9 billion.

•                  Full year net loss of $39.0 million due primarily to IPO-related items.  Adjusted net earnings for 2005 rose nearly 15 percent to $77.5 million.

•                  Financial position and liquidity remain strong.

•                  Reduced natural gas prices should permit increased first quarter production levels.

Long Grove, IL – February 23, 2006 – CF Industries Holdings, Inc. (NYSE: CF) today reported a net loss of $12.8 million, or 23 cents per common share, for the fourth quarter of 2005.  The loss, due primarily to increased costs and reduced customer demand in a high natural gas cost environment, compares to net earnings of $18.1 million, or 33 cents per common share on a pro forma basis, for the fourth quarter of 2004.

For the year, CF Industries Holdings, Inc. reported a net loss of $39.0 million, or $0.71 per common share on a pro forma basis.  In 2004, net income was $67.7 million, or $1.23 per share on a pro forma basis.  Sales for 2005 totaled $1.9 billion, up 16 percent from approximately $1.7 billion in 2004.

Fourth quarter 2005 results reflected several significant items, including accounting changes, as well as the absence of hedge-related gains that were recognized during the third quarter.  The full year results included the previously reported one-time charges resulting from the company’s initial public offering in August.

Calendar Year 2005 Results

The 2005 net loss was primarily the result of several previously disclosed items related to the company’s August initial public offering.  These items included a $99.9 million non-cash charge to income tax expense to establish a 100 percent valuation allowance against net operating loss carryforwards generated when the company operated as a cooperative for tax purposes, and a loss on early extinguishment of debt of $28.3 million.

“In spite of hurricane-induced challenges, CF Industries produced strong operating and financial results in 2005,” explained Chairman and Chief Executive Officer Stephen R. Wilson.  “The company’s net earnings, adjusted for the one-time charges associated with our IPO, actually increased by nearly 15 percent to $77.5 million for 2005, compared to 2004,” he added.

The year saw significantly higher prices for all of the company’s fertilizer products.  “In addition, through the third quarter, demand was ahead of strong 2004 levels for both the nitrogen and phosphate fertilizer businesses,” Wilson noted.

Fourth Quarter Results

“In the fourth quarter, the company saw improved financial performance in its phosphate fertilizer business compared to the 2004 fourth quarter.  Despite reduced volume, our phosphate gross margin increased versus a year ago.  In our nitrogen fertilizer business, severe post-hurricane natural gas price increases drove fertilizer prices to levels at which customers simply would not make major purchases,” Wilson said.

During the fourth quarter, the average daily market price of natural gas was nearly double the level in 2004’s fourth quarter.  As a result, production rates were reduced significantly at the company’s Donaldsonville, Louisiana nitrogen complex, where output averaged approximately 50 percent of capacity for the quarter, with associated margin implications.

“The fourth quarter was especially challenging, but I believe CF Industries coped effectively with unprecedented cost increases and their resulting impact on customer demand.  We utilized the flexibility inherent in our Donaldsonville complex and our distribution system to manage through this ‘make versus buy’ environment,” Wilson pointed out.

“Despite these significant challenges, we ended the quarter and 2005 in strong financial condition,” Wilson said.

Other Significant Items

The fourth quarter’s actual results do not reflect $14.1 million in accelerated hedge gains that were recorded in the third quarter, as required under SFAS 133, pursuant to the company’s decision after the late summer hurricanes to reduce its purchases of natural gas in the fourth quarter.  The effect of pulling forward this gain, which normally would have been applicable to the fourth quarter, was excluded from the company’s presentation of third quarter adjusted net income.

The company’s fourth quarter results also reflected the effects of a number of other significant items.

During the third quarter and throughout the fourth quarter, volatility in natural gas prices reduced the company’s ability to predict its future natural gas requirements.  Consequently, the company decided that it would no longer classify natural gas derivatives as cash flow hedges, discontinuing hedge accounting.  As a result of the reduction in natural gas prices that occurred late in the fourth quarter, the company’s fourth quarter cost of sales included $9.3 million in unrealized losses on natural gas derivative positions that were in place at year end.  Absent the decision to discontinue hedge accounting, these unrealized losses would have been deferred.  Future realized and unrealized gains and losses will be recognized in cost of sales at the end of each accounting period.

Despite this change in accounting treatment, the execution and attendant economic consequences of the company’s hedging activities will not change in that it will still employ derivatives to lock in a substantial portion of the margin on forward pricing program (FPP) sales.

Additionally, in the fourth quarter of 2005, the company recorded asset retirement obligations due to implementation of (FIN) No. 47 – “Accounting for Conditional Asset Retirement Obligations” and a related charge for the cumulative effect of a change in accounting principle, reducing net earnings in 2005 by $2.8 million.

Nitrogen Fertilizer Business

Nitrogen fertilizer net sales for the fourth quarter totaled $358.2 million, comparable to the $360.4 million in 2004’s fourth quarter.  Higher selling prices for all nitrogen products were offset by reduced volumes compared to the year-earlier quarter.

Sales volume for the fourth quarter was nearly 1.5 million tons, down 15 percent from the more than 1.7 million tons of nitrogen products sold in 2004’s fourth quarter.

As previously announced, CF Industries reduced fourth quarter production levels and increased purchases of nitrogen products to take advantage of more favorable economics.

During the quarter, the gross margin on nitrogen fertilizer sales was negative at $(6.4) million, compared to a positive margin of $65.6 million in 2004’s fourth quarter, due primarily to the effects of high natural gas costs, higher costs for purchased product, lower capacity utilization, and the impacts of natural gas hedging described earlier.

Nitrogen fertilizer sales under the company’s FPP were 1.1 million tons during the quarter, representing 77 percent of total nitrogen volume.  In 2004’s fourth quarter, the company sold 1.2 million tons, or 72 percent, of its nitrogen fertilizer under the FPP.

For calendar year 2005, total nitrogen sales were $1.47 billion, up 15 percent from strong 2004 levels; volume was 6.4 million tons, down 3 percent; and gross margin was $172.9 million, down 11 percent.

“After a strong performance during the year’s first three quarters, our nitrogen business saw volumes and margins fall during the fourth quarter.  Like most domestic producers, we cut production significantly during the quarter,” the CF Industries CEO added.

Phosphate Fertilizer Business

Despite lower net sales in the fourth quarter of 2005, phosphate margins improved compared to a year ago.  For the quarter, phosphate fertilizer net sales totaled $104.8 million, down 11 percent from 2004’s fourth quarter, as lower sales volumes were partially offset by higher average selling prices.

Phosphate sales volume totaled 446,000 tons for the quarter, down substantially from fourth quarter 2004.  Contributing to the decrease were lower operating levels at the company’s Plant City (Florida) phosphate complex, due largely to hurricane-related disruptions to supplies of sulfur, a key raw material.  In light of the disruption, the timing of planned maintenance activities (turnarounds) was accelerated to coincide with reduced sulfur availability.  Sulfur availability returned to normal during the quarter.

For the fourth quarter of 2005, the gross margin on phosphate fertilizer sales was $8.7 million, compared to $5.7 million in 2004’s fourth quarter.  The margin increase primarily reflected the impact of higher selling prices during the quarter for the company’s phosphate products.  Phosphate sales under the FPP were approximately 175,000 tons, or 40 percent of total phosphate sales, compared to approximately 155,000 tons or 28 percent of total phosphate sales in 2004’s fourth quarter.

For calendar year 2005, phosphate volume was 2.0 million tons, up 6 percent; sales were $438.7 million, up 16 percent; and gross margin was $36.3 million, up 63 percent.

“Despite the fourth quarter’s reduced volumes, we had a strong year in phosphate in 2005, with net sales up 16 percent thanks to higher average selling prices and increased sales volume.  The year also saw substantial sales to export markets,” Wilson explained.  “Those stronger fundamentals generated a significant improvement in gross margin for the phosphate business for the year,” he added.

Liquidity and Financial Position

At December 31, 2005, the company’s gross cash and short-term investments were $216.7 million, and its $250 million senior secured revolving credit facility was undrawn.  Under the facility’s borrowing base formula, there was approximately $192.6 million in credit available to the company at December 31, 2005.

The fourth quarter’s financial position was affected by significant changes in working capital, notably the impact of higher nitrogen product costs in inventory.

During the year, the company’s strong financial performance enabled it to repay all of its outstanding term debt, which stood at $254.8 million at December 31, 2004.  It ended the year with negative net debt (i.e., net cash) of $80.9 million, compared to positive net debt of $51.0 million a year ago.  (Net debt is defined as debt, less cash and cash equivalents and short-term investments, plus customer advances.)

Dividend Declaration

On February 17, 2006, the company’s Board of Directors declared a quarterly $0.02 per share dividend on the common stock, payable March 15, 2006 to shareholders of record March 6, 2006.

Outlook

“We have seen increased customer orders, compared to the fourth quarter levels of activity, especially for nitrogen products,” CF Industries’ Wilson explained.  “With natural gas prices having declined significantly and fertilizer prices remaining relatively strong, we have increased production at our Donaldsonville nitrogen complex,” he noted.

As of February 22, 2006, FPP bookings for all of 2006 stood at more than 1.4 million tons, compared to approximately 2.1 million tons at the comparable point last year.  However, the 2006 total is up by approximately 1.2 million tons from the 220,000 tons that had been booked under the FPP for 2006 as of September 30, 2005.

“Due to the high cost of farm inputs, including fertilizer, leading forecasters such as Doane Agricultural Services Company have predicted that U.S. planted corn acreage could decline by nearly 2 million acres to 79.8 million in 2006,” Wilson noted.

“However, the outlook for corn prices has improved over the last few months as record demand for U.S. corn, coupled with weather problems in Latin America, has helped push the market above early season lows.  This, in turn, should have a positive impact on U.S. fertilizer demand this spring,” Wilson added.

Conference Call

CF Industries will hold a conference call to discuss its fourth-quarter and full year results at 10:00 a.m. EST on Friday, February 24, 2006.  Information on accessing the call is posted on the Investor Relations section of the company’s Web site at www.cfindustries.com.

Company Information

CF Industries Holdings, Inc., headquartered in Long Grove, Illinois, is the holding company for the operations of CF Industries, Inc.  CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products.  CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States.

Note Regarding Use of Pro Forma Information

The IPO and related reorganization transaction did not change the nature of CF Industries’ business or operations.  As a result, the company believes that current and historical financial statements are comparable.  Accordingly, financial statements are presented on a historical basis, with weighted-average shares outstanding and earnings (loss) per share information presented on a pro forma basis with respect to pre-IPO financial information.

Safe Harbor Statement

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release, other than those relating to our historical information or current condition, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S.

agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales to pre-IPO owners and other large customers; the impact of changing market conditions on our forward pricing program; the significant risks and hazards involved in fertilizer manufacturing; unanticipated consequences related to future expansion of our business; our inability to expand our business, including that due to the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; acts of terrorism; difficulties in securing the raw materials we use; changes in global fertilizer supply and demand and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements.

CF Industries Holdings, Inc.

Selected Financial Information

Results of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2005	2004	2005	2004

Net sales	$463.0	$478.6	$1,908.4	$1,650.7
Cost of sales	460.7	407.3	1,699.2	1,434.6
Gross margin	2.3	71.3	209.2	216.1
Selling, general and administrative	14.0	11.6	57.0	41.8
Other operating - net	10.3	18.4	16.3	25.1
Operating earnings (loss)	(22.0)	41.3	135.9	149.2
Interest - net	(2.5)	3.0	(0.6)	16.8
Loss on extinguishment of debt	—	—	28.3	—
Minority interest	(0.9)	8.0	17.8	23.1
Impairment	—	1.1	—	1.1
Other non-operating - net	0.1	(0.2)	(2.1)	(0.8)
Earnings (loss) before income taxes, equity in earnings of unconsolidated subsidiaries and cumulative effect of a change in accounting principle	(18.7)	29.4	92.5	109.0
Income tax provision (benefit)	(8.7)	11.2	128.7	41.4
Equity in earnings (loss) of unconsolidated subsidiaries - net of taxes	—	(0.1)	—	0.1
Earnings (loss) before cumulative effect of a change in accounting principle	(10.0)	18.1	(36.2)	67.7
Cumulative effect of a change in accounting principle - net of taxes	(2.8)	—	(2.8)	—
Net earnings (loss)	$(12.8)	$18.1	$(39.0)	$67.7

Post - Initial Public Offering (IPO)

Net Loss and Loss Per Share

		August 17, 2005
	Three Months Ended	through
(in millions, except share and per share amounts)	December 31, 2005	December 31, 2005

Loss before cumulative effect of a change in accounting principle	$(10.0)	$(109.5)
Cumulative effect of a change in accounting principle - net of taxes	(2.8)	(2.8)
Net loss	$(12.8)	$(112.3)

Basic and diluted weighted average common shares outstanding	54,999,999	54,999,999

Basic and diluted loss per common share:
Loss before cumulative effect of a change in accounting principle	$(0.18)	$(1.99)
Cumulative effect of a change in accounting principle - net of taxes	(0.05)	(0.05)
Basic and diluted loss per common share	$(0.23)	$(2.04)

CF Industries Holdings, Inc.

Selected Financial Information

Summarized Balance Sheets

	December 31,	December 31,
(in millions)	2005	2004

Assets
Current assets:
Cash and cash equivalents	$37.4	$50.0
Short-term investments	179.3	369.3
Accounts receivable	52.8	41.5
Inventories	251.1	241.3
Deferred income taxes	—	33.5
Other	55.5	62.9
Total current assets	576.1	798.5
Investments in unconsolidated subsidiaries	—	18.7
Property, plant and equipment - net	630.1	645.6
Deferred income taxes	—	74.9
Other assets	21.9	19.0

Total assets	$1,228.1	$1,556.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$171.6	$169.2
Customer advances	131.6	211.5
Deferred income taxes	5.8	—
Current portion of long-term debt	—	19.9
Other	32.1	33.9
Total current liabilities	341.1	434.5
Notes payable	4.2	4.1
Long-term debt	—	234.8
Deferred income taxes	8.4	—
Other noncurrent liabilities	104.9	83.2
Minority interest	13.6	12.8
Stockholders’ equity	755.9	787.3

Total liabilities and stockholders’ equity	$1,228.1	$1,556.7

CF Industries Holdings, Inc.

Selected Financial Information

Statements of Cash Flows

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2005	2004	2005	2004

Operating Activities:
Net earnings (loss)	$(12.8)	$18.1	$(39.0)	$67.7
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities
Loss on extinguishment of debt	—	—	28.3	—
Minority interest	(0.9)	8.0	17.8	23.1
Depreciation, depletion and amortization	21.1	27.5	97.5	108.6
Deferred income taxes	(11.7)	8.6	121.5	33.8
Cumulative effect of a change in accounting principle - net of taxes	2.8	—	2.8	—
Changes in:
Accounts receivable	5.0	(1.8)	(9.2)	41.4
Margin deposits	(8.4)	(10.3)	10.2	(4.1)
Inventories	(34.7)	(4.8)	(8.9)	(30.0)
Accounts payable and accrued expenses	1.6	53.2	(1.1)	44.1
Product exchanges - net	(7.1)	10.6	(14.8)	3.6
Customer advances - net	(51.7)	(43.1)	(79.9)	45.5
Other - net	11.6	18.0	12.0	10.5
Net cash provided by (used in) operating activities	(85.2)	84.0	137.2	344.2

Investing Activities:
Additions to property, plant and equipment - net	(15.6)	(7.2)	(69.4)	(33.7)
Purchases of short-term investments	(78.1)	(271.5)	(684.8)	(818.8)
Sales and maturities of short-term investments	176.0	219.7	874.9	541.2
Proceeds from sale of unconsolidated subsidiary	—	—	18.6	—
Distributions from unconsolidated subsidiary	—	0.3	—	2.0
Net cash provided by (used in) investing activities	82.3	(58.7)	139.3	(309.3)

Financing Activities:
Payments of long-term debt	—	(15.7)	(254.8)	(34.9)
Debt prepayment penalty	—	—	(26.4)	—
Exchange of stock	—	—	(715.4)	—
Proceeds from issuance of common stock	—	—	715.4	—
Dividends paid on common stock	(1.1)	—	(1.1)	—
Distributions to minority interest	—	(26.3)	(5.7)	(26.3)
Other - net	(0.1)	(0.1)	(2.7)	(0.1)
Net cash used in financing activities	(1.2)	(42.1)	(290.7)	(61.3)

Effect of exchange rate changes on cash and cash equivalents	1.1	(2.0)	1.6	(0.8)

Decrease in cash and cash equivalents	(3.0)	(18.8)	(12.6)	(27.2)

Cash and cash equivalents at beginning of period	40.4	68.8	50.0	77.2

Cash and cash equivalents at end of period	$37.4	$50.0	$37.4	$50.0

CF Industries Holdings, Inc.

Selected Financial Information

Segment Data

Nitrogen Fertilizer Business

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2005	2004	2005	2004

Net sales	$358.2	$360.4	$1,469.7	$1,273.9
Cost of sales	364.6	294.8	1,296.8	1,080.1
Gross margin	$(6.4)	$65.6	$172.9	$193.8

Gross margin percentage	-1.8%	18.2%	11.8%	15.2%

Tons of product sold (in thousands)	1,472	1,732	6,429	6,603

Sales volumes by product (in thousands)
Ammonia	350	420	1,382	1,438
Urea	541	654	2,518	2,513
UAN	578	652	2,483	2,593
Other nitrogen fertilizers	3	6	46	59

Average selling prices (dollars per ton)
Ammonia	$335	$291	$316	$278
Urea	266	223	249	205
UAN	167	141	162	137

Cost of natural gas (per mmBTU)
Donaldsonville facility	$8.23	$6.08	$7.12	$5.60
Medicine Hat facility	8.72	5.42	6.83	5.10

Average daily market price of natural gas (per mmBTU)
Henry Hub (Louisiana)	$12.34	$6.25	$8.86	$5.85
AECO (Alberta)	9.76	5.41	7.26	5.04

Depreciation, depletion, and amortization	$12.2	$18.0	$63.0	$71.4
Capital expenditures	8.1	3.2	44.4	13.8

Production volume by product (in thousands) (1)
Ammonia (2)	424	864	2,778	3,356
Granular urea	318	648	2,065	2,322
UAN (28%)	420	703	2,256	2,640

(1)  Total production of the Donaldsonville and Medicine Hat facilities, including the 34% interest of Westco, our joint venture partner in Canadian Fertilizers Limited.

(2)  Gross ammonia production, including amounts subsequently upgraded on-site into urea and/or UAN.

CF Industries Holdings, Inc.

Selected Financial Information

Segment Data

Phosphate Fertilizer Business

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2005	2004	2005	2004

Net sales	$104.8	$118.2	$438.7	$376.8
Cost of sales	96.1	112.5	402.4	354.5
Gross margin	$8.7	$5.7	$36.3	$22.3

Gross margin percentage	8.3%	4.8%	8.3%	5.9%

Tons of product sold (in thousands)	446	562	2,009	1,900

Sales volumes by product (in thousands)
DAP	340	472	1,583	1,549
MAP	106	90	426	351

Domestic vs. export sales of DAP/MAP (in thousands)
Domestic	360	397	1,392	1,218
Export	86	165	617	682

Average selling prices (dollars per ton)
DAP	$235	$210	$217	$197
MAP	235	213	223	204

Depreciation, depletion, and amortization	$8.4	$8.9	$32.0	$35.1
Capital expenditures	7.5	3.8	25.6	16.2

Production volume by product (in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	1,077	987	3,647	3,280

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	610	651	2,507	2,455
Phosphoric acid as P2O5 (1)	246	262	978	967
DAP/MAP	486	526	1,945	1,933

(1)  P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of net earnings to adjusted net earnings:

	Twelve Months Ended December 31,
(in millions)	2005	2004

Earnings (loss) before income taxes and cumulative effect of a change in accounting principle	$92.5	$109.0
Equity in earnings of unconsolidated subsidiaries - net of tax	—	0.1

Add (subtract) adjustments:
Loss on extinguishment of debt	28.3	—
One-time IPO and related expenses	6.5	—
Termination of Long-Term Incentive Plan	1.9	—
Total pretax adjustments	36.7	—

Adjusted pretax earnings	129.2	109.1

Adjusted income taxes	51.7	41.4

Adjusted net earnings	$77.5	$67.7

Adjusted net earnings	$77.5	$67.7

Add (subtract):
Cumulative effect of a change in accounting principle - net of tax	(2.8)	—
Total pretax adjustments	(36.7)	—
Tax impact	16.8	—
NOL valuation allowance	(99.9)	—
Canadian income tax refund	6.1	—

Reported net earnings (loss)	$(39.0)	$67.7

In accordance with U.S. generally accepted accounting principles (GAAP), reported net earnings includes the after-tax impacts of unusual and non-recurring items.  We believe that by adjusting reported net earnings to exclude the effects of these items, the resulting earnings are on a basis more comparable with prior periods presented.  Adjusted net earnings is not a recognized term under GAAP, and does not purport to be an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of net earnings to EBITDA and adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2005	2004	2005	2004

Net earnings (loss)	$(12.8)	$18.1	$(39.0)	$67.7
Interest - net	(2.5)	3.0	(0.6)	16.8
Income tax expense (benefit)	(10.5)	11.2	126.9	41.4
Depreciation, depletion and amortization	21.1	27.5	97.5	108.6
Less: Loan fee amortization (a)	(0.1)	(0.2)	(0.8)	(1.0)

EBITDA	$(4.8)	$59.6	$184.0	$233.5

Add (subtract) adjustments:
Loss on extinguishment of debt			28.3	—
IPO and related expenses			6.5	—
Termination of Long-Term Incentive Plan			1.9	—

Total adjustments			36.7	—

Adjusted EBITDA			$220.7	$233.5

(a) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) plus interest—net, income tax expense (benefit) including taxes on the cumulative effect of a change in accounting principle and depreciation, depletion and amortization. We have presented EBITDA because our management believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA is not a recognized term under U.S. generally accepted accounting principles (GAAP), and does not purport to be an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

EBITDA includes the after-tax impacts of unusual and non-recurring items.   We believe that by adjusting EBITDA to exclude the effects of these items, the resulting EBITDA are on a basis more comparable with prior periods presented.

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of cash provided by (used in) operating activities to adjusted free cash flow:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2005	2004	2005	2004

Net cash provided by (used in) operating activities	$(85.2)	$84.0	$137.2	$344.2
Less:
Customer advances - net	(51.7)	(43.1)	(79.9)	45.5
Other changes in working capital	(43.6)	46.9	(23.8)	55.0
Capital expenditures	15.6	7.2	69.4	33.7
Distributions to minority interest	—	26.3	5.7	26.3
Dividends paid on common stock	1.1	—	1.1	—

Adjusted free cash flow	$(6.6)	$46.7	$164.7	$183.7

Adjusted free cash flow is defined as cash flow provided by (used in) operating activities less: customer advances – net, changes in working capital (accounts receivable, margin deposits, inventories, accounts payable and accrued expenses, and product exchanges – net), capital expenditures, distributions to minority interest, and dividends paid on common stock.  We use adjusted free cash flow as a supplemental financial measure in our evaluation of liquidity and financial strength.  We believe that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and distributions to owners assists in the long-term assessment of liquidity and financial strength.  We also believe that this measurement is useful as an indicator of our ability to service debt, meet other payment obligations and make strategic investments.   Adjusted free cash flow is not a recognized term under U.S. generally accepted accounting principles (GAAP), and does not represent residual cash flow available for discretionary expenditures.

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of debt to net debt:

	Twelve Months Ended December 31,
(in millions)	2005	2004

Total debt	$4.2	$258.8
Less: cash, cash equivalents and short-term investments	216.7	419.3
Plus: customer advances	131.6	211.5

Net debt	$(80.9)	$51.0

Net debt is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt does not include contractual obligations of Canadian Fertilizers Limited to distribute its earnings to its minority interest holder.  We use net debt in the evaluation of our capital structure.  Net debt is not a recognized term under U.S. generally accepted accounting principles (GAAP), and does not purport to be an alternative to debt calculated in accordance with GAAP.